UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Westwind Way, Suite A Crestwood, KY	40014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 241-4114

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

On February 28, 2019, Apellis Pharmaceuticals, Inc. (the “Company”) entered into a development funding agreement with SFJ Pharmaceuticals Group (“SFJ”), under which SFJ agreed to provide funding to the Company to support the development of APL-2 for the treatment of patients with paroxysmal nocturnal hemoglobinuria (“PNH”).

Under the agreement, SFJ has agreed to pay the Company $60 million following the signing of the agreement and to pay the Company up to an additional $60 million in the aggregate in three equal installments upon the achievement of specified development milestones with respect to the Company’s Phase 3 program for APL-2 in PNH and subject to the Company having cash resources at the time sufficient to fund at least 10 months of the Company’s operations. The Company expects that those milestones will occur during 2019. In addition, upon the mutual agreement of the Company and SFJ, at any time after the earlier of the date that the Company has reviewed the primary endpoint data from its PEGASUS Phase 3 trial of APL-2 in patients with PNH and March 31, 2020, SFJ may fund an additional $50 million of the Company’s development costs (the “Additional Funding”).

During the term of the agreement, the Company has agreed to use commercially reasonable efforts to conduct and complete its Phase 3 program for APL-2 in PNH and to file a new drug application (“NDA”) with the U.S. Food and Drug Administration (the “FDA”) and a marketing authorization application (“MAA”) with the European Medicines Agency (the “EMA”). The Company and SFJ will form a joint steering committee to oversee and manage the collaboration, including the Company’s Phase 3 program and the regulatory process.

The Company has agreed that following each regulatory approval it will pay to SFJ an initial payment of $2.5 million (or a total of $5 million if regulatory approval is granted by the FDA and the EMA) and then an additional $192.5 million in the aggregate (or $385 million if regulatory approval is granted by the FDA and the EMA) in six additional annual payments with the majority of the payments being made from the third anniversary to the sixth anniversary of regulatory approval and the specific amount of each annual payment being determined by the timing of the regulatory approval. Such payments will be proportionately adjusted in the event that the actual funding from SFJ is lower or greater than $120 million (including as a result of the payment of the Additional Funding). The Company will not be obligated to make these approval payments if it does not receive regulatory approval for the use of APL-2 as a treatment for PNH.

At any time following a regulatory approval, the Company has the right, at its option, to make one-time cash payments to SFJ to buy out all or a portion of the future unpaid approval payments for a price reflecting a discount rate of 6% if the buy-out notice is delivered within 90 days of the applicable regulatory approval or 5% if delivered thereafter.

Under the agreement, the Company has granted SFJ a security interest in all of the Company’s assets other than its intellectual property and the license agreements to which the Company is a party. In connection with the grant of the security interest, the Company has agreed to certain affirmative and negative covenants, including restrictions on the Company’s ability to pay dividends, incur additional debt or enter into licensing transactions with respect to the Company’s intellectual property other than specified types of licenses, which excepted licenses include licenses of APL-2 for geographic atrophy that meet specified criteria. In addition, the Company has agreed that its existing indebtedness to Silicon Valley Bank or Golda Darty Partners, S.A. will be subordinated to the Company’s obligation to SFJ or repaid by the Company, or alternatively, that, in the case of Silicon Valley Bank, the Company’s loan agreement with Silicon Valley Bank will be modified through an amendment to the definition of Collateral thereunder or otherwise such that the Company’s existing indebtedness under the loan agreement would be collateralized through a pledge of cash of the Company equal in amount to the obligations of the Company to Silicon Valley Bank under the loan agreement.

In the event that SFJ pays the Company the Additional Funding, the Company will issue to SFJ a ten-year warrant exercisable for the Company’s common stock at an exercise price equal to the average closing price of the common stock over the 20 consecutive trading days preceding the date that the Company requests the Additional Funding. Such warrant will only be exercisable in the event of a regulatory approval and will be exercisable for a number of shares of common stock equal to 5% of the amount of the Additional Funding (or 10% if regulatory approval is granted by the FDA and the EMA) divided by the exercise price of the warrant.

The agreement terminates upon the payment of all approval payments owing to SFJ, unless earlier terminated. The agreement will automatically terminate upon the termination of one of the Company’s PNH Phase 3 clinical trials due to a safety concern and may be terminated by either party (i) upon a material breach of the agreement by the other party, (ii) if the primary endpoint in the PEGASUS trial is not achieved, the parties agree that the results of the Phase 3 program do not warrant submission for regulatory approval or APL-2 fails to receive regulatory approval from both the FDA and the EMA, (iii) upon the bankruptcy of the other party and (iv) upon a change of control of the Company. In addition, SFJ may terminate the agreement in the event of a material adverse effect on the Company’s business, the Company is permanently enjoined from developing APL-2 for PNH due to certain third party patents or SFJ disagrees with certain decisions made by the Company with respect to the Phase 3 program.

In certain instances, upon the termination of the agreement, the Company will be obligated to pay SFJ a multiple of the amounts paid to the Company under the agreement, including specifically

(i) 300% of such amounts (or $308 million if less) in the event that SFJ terminates the agreement due to specified fundamental breaches of the agreement by the Company or the bankruptcy of the Company,

(ii) 150% in the event the agreement is terminated due to a safety concern resulting from the gross negligence of the Company, upon a change of control of the Company or upon a breach involving improper payments or a violation of anti-corruption policies that impact the likelihood of obtaining regulatory approval,

(iii) 100% in the event of a termination due to third party patents, and

(iv) 100% plus an amount reflecting interest on the amount paid by SFJ at an annual rate of 22% in the event of termination due to disagreements with respect to the Phase 3 program.

In addition, if following termination, the Company continues to develop APL-2 for PNH and obtains a regulatory approval, it will make the approval payments to SFJ as if the agreement had not been terminated less any payments made upon termination, other than in the event of a termination due to material adverse effect in which case the Company’s obligation would be reduced by 50%, a termination by the Company due to SFJ’s failure to make a payment in which case the Company’s obligation would be reduced by 15% and a termination due to permanent patent injunction in which case the Company would have no further obligation.

Concurrently with entering into the agreement, the Company and SFJ have entered into a letter of intent to negotiate and enter into a joint development agreement to support the Company’s clinical development of APL-2 for the treatment of patients with cold agglutinin disease and warm antibody hemolytic anemia. Under the terms of the letter of intent, following execution of the agreement and agreement as to the development program for both indications, SFJ would fund $30 million of the development costs for these indications. In addition, upon the mutual agreement of the Company and SFJ, at any time after the earlier of the date that the Company has reviewed the primary endpoint data from its PEGASUS Phase 3 trial of APL-2 in patients with PNH and March 31, 2020, SFJ may fund an additional $50 million of the Company’s development costs for these indications.

The foregoing description of the development funding agreement is a summary only and is qualified in its entirety by reference to the terms of the development funding agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Forward-Looking Statements

Statements in this Form 8-K about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s collaboration with SFJ and the timing of the payments thereunder. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether the collaboration with SFJ will be successful, the agreement for CAD/wAIHA will be executed and the Company will receive all of the contemplated funding under the collaboration; whether the Company’s clinical trials will be fully enrolled and completed when anticipated; whether preliminary or interim results from a clinical trial will be predictive of the final results of the trial; whether results obtained in preclinical studies and clinical trials will be indicative of results that will be generated in future clinical trials; whether APL-2 will successfully advance through the clinical trial process on a timely basis, or at all; whether the results of such clinical trials will warrant regulatory submissions and whether APL-2 will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies for any indication; and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019 and the risks described in other filings that the Company may make with the Securities and Exchange Commission. Any forward-looking statements contained in this Form 8-K speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: February 28, 2019	By:	/s/ Cedric Francois, M.D.
Cedric Francois, M.D., Ph.D.
President and Chief Executive Officer